Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the inclusion of our reports dated March 14, 2008 on our audits of the financial statements of Marathon Acquisition Corporation (the “Company”) as of December 31, 2007 and 2006 and for the year ended December 31, 2007, for the period from April 27, 2006 (inception) through December 31, 2006, and for the period from April 27, 2006 (inception) through December 31, 2007, which included an explanatory paragraph relating to the company’s ability to continue as a going concern, and our audit of internal control over financial reporting of the Company as of December 31, 2007 in the Registration Statement of Global Ship Lease on Form F-1 to be filed on or about September 11, 2008.

/s/ Eisner LLP

New York, New York

September 11, 2008